Pricing Supplement No. 35N Dated November 19, 2001 (To Prospectus dated October 31, 2001 and Prospectus Supplement dated November 9, 2001)	Rule 424(b)(5) File No's. 333-94393 and 333-71876

J.P. MORGAN CHASE & CO.
[ ]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[X]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount:	$ 25,000,000.00
Agent	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$ 25,000,000.00
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[X]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price ( as a percentage of Principal Amount).
Original Issue Date:	November 28, 2001
Stated Maturity:	November 28, 2016

Form:  [X]   Book-entry   [_]  Certificated
Currency:  U.S. Dollars

[X]  Fixed Rate Note:
      Interest Rate:  6.250%
[ ] Floating Rate Note:	CD [ ]	Commercial Paper Rate [ ]	LIBOR Telerate [ ]	LIBOR Reuters [ ]
	Treasury Rate [ ]	Prime Rate [ ]	CMT [ ]

Initial Interest Rate:   Not Applicable
Interest Determination Dates:   Not Applicable

Interest Payment Dates:  Semi-annual on May 28th and November 28th of each year, commencing May 28, 2002, to the holders of record as of the preceeding May 13th and November 13th.

Interest Reset Dates:   Not Applicable
Index Maturity:   Not Applicable
Spread (+/-):      Not Applicable
Spread Multiplier:    Not Applicable
Maximum Interest Rate: Not Applicable    Minimum Interest Rate:  Not Applicable
Optional Redemption: Yes [X] No [ ]

The notes may be redeemed prior to maturity commencing November 29, 2004 and on any interest payment date thereafter upon not less than 40 calendar days notice.

Redemption Price:   100%

J.P. Morgan Securities Inc. (the "Agent") has agreed to purchase the notes from J.P. Morgan Chase & Co. at 98% of their principal amount, plus accrued interest, if any, from November 28, 2001. J.P. Morgan Chase & Co. will receive $24,500,000 in aggregate proceeds from the sale of the notes.

The Agent intends to resell the notes to or through certain securities dealers. These dealers may sell the note to the public at varying prices to be determined by the dealers at the time of each sale.

Dealers to whom the Agents sell the notes may receive compensation in the form of underwriting discounts, concessions or commissions from the Agent and/or the purchasers of the notes for whom they may act as agent. The Agent and any dealers that participate with the Agent in the distribution of the notes may be deemed to be underwriters and any discounts or commissions received by them and any profit they realize on the resale of the notes may be deemed to be underwriting discounts or commissions.